Exhibit 99.1

LEVEL 3 COMMUNICATIONS, INC.

CERTIFICATE OF ADJUSTMENT

PURSUANT TO

SECTION 12 OF THE RIGHTS AGREEMENT

November 30, 2011

The undersigned, Neil J. Eckstein, Senior Vice President, Assistant General Counsel and Assistant Secretary of Level 3 Communications, Inc. (the “Company”), hereby certifies on behalf of the Company pursuant to Section 12 of the Rights Agreement, dated as of April 10, 2011, by and between the Company and Wells Fargo Bank, N.A. (the “Rights Agreement”), that:

1.                                       On October 19, 2011, the Company effected a reverse stock split (the “Reverse Stock Split”) of the Company’s common stock, par value $.01 (the “Company Common Stock”), at a ratio of 1-for-15, whereby every fifteen (15) shares of Company Common Stock issued and outstanding at 5:00 p.m. Eastern Time on October 19, 2011 were automatically combined at that time into one issued and outstanding share of Company Common Stock, without any change in the par value per share.

2.                                       Pursuant to Section 11(n) of the Rights Agreement, as a result of the Reverse Stock Split, (x) the number of one-ten-thousandths (0.0001) of a Preferred Share purchasable upon proper exercise of each Right was multiplied by fifteen (15), such that each Right now represents the right to purchase fifteen ten-thousandths (0.0015) of a Preferred Share upon proper exercise of such Right and (y) each share of Company Common Stock outstanding immediately after the Reverse Stock Split shall have issued with respect to it the number of Rights which each share of Company Common Stock outstanding immediately prior to the Reverse Stock Split had issued with respect to it.

3.                                       Pursuant to Section 12 of the Rights Agreement, the Company is filing this Certificate with Wells Fargo Bank, N.A., in its capacity as Rights Agent and as the Company’s transfer agent for the Company Common Stock and the Preferred Shares, and with the Securities and Exchange Commission.

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Rights Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has hereunto signed his name as of the date first written above.

By:	/s/ Neil J. Eckstein
Name:	Neil J. Eckstein
Title:	Senior Vice President, Assistant General Counsel and Assistant Secretary

[Signature Page to the Certificate of Adjustment]